Exhibit 99.1

NEWS RELEASE

CSL008015	07/22/08

Carlisle Companies Reports Second Quarter

CHARLOTTE, NORTH CAROLINA, July 22, 2008… Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $863.0 million for the quarter ended June 30, 2008, a 17% improvement over net sales of $738.8 million in the second quarter of 2007.  Sales increased in all segments and organic sales growth was 8%.  The Construction Materials segment’s acquisition of Insulfoam on May 1, 2007 and the Applied Technologies segment’s acquisitions of the Dinex foodservice business on January 25, 2008 and the Carlyle interconnect solutions business on April 28, 2008, accounted for $60.9 million, or 8%, of sales growth in the second quarter.  The impact of foreign currency exchange rates on net sales growth was less than 1% in the second quarter 2008.

Operating income of $89.9 million in the second quarter 2008 compared with $84.5 million in the second quarter of 2007.  Operating income grew at 6% despite the raw material cost increases and production decreases at certain tire and wheel plants that occurred in the quarter.  Income from continuing operations of $56.9 million, or $0.93 per diluted share, in the second quarter of 2008 increased over income from continuing operations in the second quarter 2007 of $54.9 million, or $0.88 per diluted share.

David A. Roberts, Chairman, President and Chief Executive Officer, commented, “Our sales growth in the quarter was good despite softness in some of our markets.  Our Construction Materials and Applied Technologies segments saw the strongest growth in the quarter.  In our Transportation Products segment, sales growth for specialty trailers and agriculture and construction tires more than offset tire and wheel sales volume declines for the consumer outdoor power equipment market.  Strong off-highway brake sales and increased refrigerated truck body sales contributed to the year-over-year improvement for our Specialty Products segment.  We have also continued to build the resources required to grow our international sales base.  We recently filled key sales and marketing positions in Asia for five of our businesses.  While modest in total, international sales grew 36% during the second quarter 2008 over the second quarter 2007 as we see growing demand in Asia and Europe for many of our products.  We expect total Company organic sales growth for the full year 2008 to approximate our current growth rate.”

“Our earnings during the second quarter continued to be impacted by increased costs of steel and oil-based commodities.  We have implemented price increases across all of our businesses and will begin to see some benefit in the third quarter with most of the impact coming in the fourth quarter.  Raw material cost increases continue to put pressure on our margins.  We remain committed to offsetting these costs through price increases and cost reductions.”

 “We have begun the implementation of the Carlisle Operating System which is based on lean sigma techniques.  To manage this implementation, we named Jerry Thomsen as Executive Vice President of the Carlisle Operating System.  Jerry most recently served as President of Trail King Industries, our trailer business in the Transportation Products segment.  Jerry’s proven track record of implementing lean manufacturing and his leadership skills will help accelerate the design and implementation of the Carlisle Operating System across our entire Company.”

Roberts continued, “During the second quarter, we completed the second of two key acquisitions.  In April we finalized the purchase of Carlyle, a leading provider of sophisticated aerospace and network interconnect solutions.  Carlyle and Tensolite have been combined as Carlisle Interconnect Technologies, which is one of our growth platforms in the Applied Technologies segment.  Our foodservice business’ acquisition of Dinex during the first quarter by the Applied Technologies segment continues to meet our expectations.  The integration of both acquisitions is progressing and we expect both to be accretive for 2008.  We also continue to look at a number of acquisition opportunities.”

“We are making progress on the divestitures of our power transmission belt business and our on-highway brake business.  We expect both businesses to be sold by the end of the year and net after-tax cash proceeds are estimated to exceed $100 million.”

Roberts concluded by stating, “Though the current business environment presents a number of challenges, we also have many opportunities. We are committed to growing the business and improving Carlisle’s profitability and cash flow.”

Construction Materials: Net sales of $441.6 million in the second quarter 2008 increased 15% over net sales of $383.1 million for the second quarter 2007 on strong roofing membrane and insulation sales.  The sales increase over 2007 included $12.6 million of net sales from the Insulfoam acquisition.  Despite the strong sales growth for the quarter, as in the first quarter 2008, operating income was impacted by increased raw material costs and start up expenses for the Company’s fourth TPO line.  Operating income of $54.0 million in the second quarter 2008 compared with $56.5 million in the second quarter 2007.  Cost reduction initiatives and expense containment have helped and are expected to continue to mitigate some of the raw material cost increases.  The June 1, 2008 price increases implemented across all Construction Materials product lines are expected to provide a partial recovery of raw material cost increases as are the price increases that have been announced for the remainder of 2008.  However, rising raw material costs are expected to negatively impact operating margins for the balance of the year.

Transportation Products:  Net sales of $243.8 million for the second quarter 2008 increased 4% compared with net sales of $234.6 million in 2007.  Softness in the consumer outdoor power equipment (OPE), high-speed trailer tire and wheel, and styled wheel markets was offset by growth in the commercial OPE, ATV, and agricultural and construction tire and wheel markets.  Sales growth for specialized and pneumatic trailers more than offset continued softness in construction trailers.  Operating income of $21.1 million in the second quarter of 2008 compared with operating income of $23.4 million for the same period 2007.  Costs have increased for all of Transportation Products’ key raw materials and most notably for steel, natural and synthetic rubber, and carbon black.  Increased raw material costs are expected to be a continuing challenge in 2008.  Price increases have been implemented across all product lines experiencing raw material cost increases.  Operating income for the tire and wheel business was also negatively impacted by reduced production due to the decline in demand in the markets noted. Organizational improvements and cost reductions continue to be implemented across the tire and wheel facilities.

Applied Technologies: Second quarter 2008 net sales of $128.5 million increased 63% over net sales of $78.7 million in 2007.  The increase in sales included $48.2 million of net sales from the Dinex and Carlyle acquisitions.  Demand in the aerospace markets contributed to sales growth for the interconnect technologies business.  International aerospace demand is expected to contribute sales growth for the remainder of 2008.  The foodservice business’ sales growth in national accounts, janitorial/sanitary and international markets more than offset weakness in the general foodservice market which continues to see pressure from reduced consumer spending in casual dining.

Second quarter 2008 operating income of $13.4 million increased 37% compared with 2007 operating income of $9.8 million.  Raw material cost increases negatively impacted margins for the foodservice and interconnect technologies businesses.  Price increases have been implemented and additional price increases are planned during the second half of 2008.  Operating margins were also negatively impacted by the Boeing 787 program delay.  The Company had added resources to meet Boeing’s projected demand for the 787 program.  Cost reduction initiatives are underway for both businesses in this segment.

Specialty Products: Net sales of $49.1 million in the second quarter of 2008 increased 16% compared to net sales of $42.4 million for the same period in 2007.  Strong global demand in the agriculture and mining market contributed to record sales for the off-highway brake business.  Demand also improved for the refrigerated truck bodies business.  Second quarter 2008 operating income of $8.7 million increased 19% compared with operating income of $7.3 million in the second quarter 2007.  This segment was challenged by raw material cost increases but at rates less than the other segments.

Corporate and Other Expense

Corporate pre-tax expense of $7.3 million for the second quarter 2008 compared with $12.5 million for the second quarter 2007.  Corporate expense in 2007 included pre-tax costs of $4.3 million related to a change in executive management and $1.1 million for a terminated acquisition initiative.

Other expense of $0.3 million for the second quarter 2008 compared with $4.5 million for the second quarter 2007.  The Company recorded a charge of $4.7 million in 2007 related to the facility and management transition of the Company’s U.K. off-highway braking business.

Discontinued Operations

In April 2008, Carlisle announced the planned disposition of Power Transmission and Motion Control, our belt and on-highway brake businesses, respectively. Loss from discontinued operations of $2.6 million for the second quarter 2008 compared with a loss of $1.5 million for the second quarter 2007.  The loss from discontinued operations of $93.4 million for the six months ended June 30, 2008 includes an after-tax impairment charge on the assets of these two businesses of $89.5 million which was included in the Company’s results for the first quarter ended March 31, 2008.  Carlisle expects to complete the disposition of these businesses by the end of 2008.

Net Income

Net income for the second quarter 2008 was $54.3 million, or $0.88 per diluted share, compared to net income of $53.4 million, or $0.85 per diluted share, for the second quarter 2007.  Significant raw material cost increases resulted in minimal bottom line leverage of strong sales growth.

Year-to-Date

Net sales of $1,515.4 million for the six months ended June 30, 2008 increased 15% as compared with $1,314.4 million for the same period in 2007 with increased sales across all segments.  June 30, 2008 year-to-date income from continuing operations of $85.1 million, or $1.39 per diluted share, compared with income from continuing operations of $88.0 million, or $1.41 per diluted share, for the same period 2007.  Net loss for the six months ended June 30, 2008 was $8.3 million, or $0.14 per diluted share, and included after-tax impairment charges of $89.5 million, or $1.46 per diluted share, related to the power transmission belt business and on-highway brake business.  Both businesses are reported in discontinued operations.  Net income for the six months ended June 30, 2007 was $90.2 million, or $1.44 per diluted share.

Cash Flow

Cash flow provided by operations of $86.2 million for the six months ended June 30, 2008 compared with cash provided by operations of $190.8 million for the same period 2007.  Operating cash flow in 2007 was favorably impacted by the inclusion of $150.0 million related to the Company’s securitization program.  There is no impact from the securitization program on operating cash flow for 2008.  Cash used for working capital of $35.9 million in 2008 compared favorably with cash used of $89.0 million in 2007.  Cash used in investing activities was $334.9 million in 2008 and included cash used for acquisitions of $294.8 million in 2008, primarily for the purchases of Dinex for the foodservice business and Carlyle for the interconnect technologies business.  Cash used in investing activities of $219.4 million in 2007 included the acquisition of Insulfoam for the Construction Materials segment.  Capital expenditures of $40.7 million in 2008 compared with $40.0 million in 2007.  Cash flow provided by financing activities of $278.1 million in 2008 included borrowings under the Company’s credit facility to fund the Dinex and Carlyle acquisitions. Cash used in financing activities of $90.7 million in 2007 included the retirement of $150.0 million in senior notes, partially offset by borrowings to fund the Insulfoam acquisition.

Conference Call and Webcast

The Company will discuss second quarter 2008 results on a conference call for investors on Tuesday, July 22, 2008 at 9:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until August 5, 2008.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended June 30

(In millions, except per share data)

(Unaudited)

	Second Quarter			Six Months
	2008	2007*	% Change	2008	2007*	% Change
Net sales	$863.0	$738.8	17%	$1,515.4	$1,314.4	15%

Operating income	89.9	84.5	6%	135.4	135.6	0%

Income from continuing operations	56.9	54.9	4%	85.1	88.0	-3%

(Loss) income from discontinued operations	(2.6)	(1.5)	-73%	(93.4)	2.2	NM
Net income (loss)	$54.3	$53.4	2%	$(8.3)	$90.2	-109%

Basic earnings (loss) per share
Continuing operations	$0.94	$0.89	6%	$1.40	$1.43	-2%
Discontinued operations	(0.04)	(0.03)	-33%	(1.54)	0.03	NM
Net income (loss)	$0.90	$0.86	5%	$(0.14)	$1.46	-110%

Diluted earnings (loss) per share
Continuing operations	$0.93	$0.88	6%	$1.39	$1.41	-1%
Discontinued operations	(0.05)	(0.03)	-67%	(1.53)	0.03	NM
Net income (loss)	$0.88	$0.85	4%	$(0.14)	$1.44	-110%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

Second Quarter

	2008			2007*
	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$441.6	$54.0	12.2%	$383.1	56.5	14.7%
Transportation Products	243.8	21.1	8.7%	234.6	23.4	10.0%
Applied Technologies	128.5	13.4	10.4%	78.7	9.8	12.5%
Specialty Products	49.1	8.7	17.7%	42.4	7.3	17.2%
Subtotal	863.0	97.2	11.3%	738.8	97.0	13.1%
Corporate	—	(7.3)		—	(12.5)
Total	$863.0	$89.9	10.4%	$738.8	$84.5	11.4%

Six Months

	2008			2007
	Sales	Opr. Income	% Sales	Sales	Opr. Income	% Sales
Construction Materials	$723.7	$69.0	9.5%	$609.4	$76.0	12.5%
Transportation Products	485.8	45.0	9.3%	475.2	51.4	10.8%
Applied Technologies	219.5	23.3	10.6%	149.8	17.3	11.5%
Specialty Products	86.4	13.5	15.6%	80.0	12.0	15.0%
Subtotal	1,515.4	150.8	10.0%	1,314.4	156.7	11.9%
Corporate	—	(15.4)		—	(21.1)
Total	$1,515.4	$135.4	8.9%	$1,314.4	$135.6	10.3%

* 2007 Figures have been restated to reflect discontinued operations and current segment reporting.

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended June 30

(In millions except per share data)

(Unaudited)

	Second Quarter			Six Months
	2008	2007	% Change	2008	2007	% Change
Net sales	$863.0	$738.8	16.8%	$1,515.4	$1,314.4	15.3%
Cost and expenses:
Cost of goods sold	688.9	581.2	18.5%	1,217.6	1,040.1	17.1%
Selling and administrative expenses	80.9	70.1	15.4%	155.8	132.7	17.4%
Research and development expenses	3.3	3.0	10.0%	6.6	6.0	10.0%

Operating income	89.9	84.5	6.4%	135.4	135.6	-0.1%

Other expense (income), net	0.3	4.5	-93.3%	(0.8)	2.4	NM
Interest expense (income), net	5.1	(2.1)	-342.9%	9.2	1.9	384.2%

Earnings before income taxes	84.5	82.1	2.9%	127.0	131.3	-3.3%

Income tax expense	27.6	27.2	1.5%	41.9	43.3	-3.2%

Income from continuing operations	56.9	54.9	3.6%	85.1	88.0	-3.4%

(Loss) income from discontinued operations	(2.6)	(1.5)	73.3%	(93.4)	2.2	NM

Net income (loss)	$54.3	$53.4	1.7%	$(8.3)	$90.2	-109.3%

Basic earnings (loss) per share
Continuing operations	$0.94	$0.89	5.6%	$1.40	$1.43	-2.1%
Discontinued operations	(0.04)	(0.03)	33.3%	(1.54)	0.03	NM
Basic earnings (loss) per share	$0.90	$0.86	4.7%	$(0.14)	$1.46	-109.6%

Diluted earnings (loss) per share
Continuing operations	$0.93	$0.88	5.7%	$1.39	$1.41	-1.4%
Discontinued operations	(0.05)	(0.03)	66.7%	(1.53)	0.03	NM
Diluted earnings (loss) per share	$0.88	$0.85	3.5%	$(0.14)	$1.44	-109.7%

Average shares outstanding - in millions
Basic	60.5	61.8		60.6	61.7
Diluted	61.4	62.6		61.4	62.6

Dividends	$8.8	$8.4		$17.7	$16.8
Dividends per share	$0.145	$0.135	7.4%	$0.290	$0.270	7.4%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$118.2	$88.4
Receivables	478.8	333.0
Inventories	452.2	422.0
Prepaid expenses and other	63.3	68.8
Current assets held for sale	89.8	110.9
Total current assets	1,202.3	1,023.1
Property, plant and equipment, net	488.4	463.9
Other assets	583.4	418.7
Non-current assets held for sale	50.1	83.1
Total Assets	$2,324.2	$1,988.8

Liabilities and Shareholders' Equity
Current Liabilities
Short-term debt, including current maturities	$130.2	$58.6
Accounts payable	204.3	132.5
Accrued expenses	189.4	166.5
Current liabilities associated with assets held for sale	29.1	30.6
Total current liabilities	553.0	388.2
Long-term debt	493.1	262.8
Other liabilities	186.1	218.9
Shareholders' equity	1,092.0	1,118.9
Total Liabilities and Shareholders' Equity	$2,324.2	$1,988.8

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30

(In millions)

(Unaudited)

	2008	2007
Operating activities
Net (loss) income	$(8.3)	$90.2
Reconciliation of net earnings to cash flows:
Depreciation and amortization	35.4	32.4
Non-cash compensation	6.5	9.2
Excess tax benefits from share based compensation	(0.1)	(3.0)
(Earnings) loss from equity and other investments	(0.3)	0.6
Loss on writedown of assets	124.3	4.0
Foreign exchange gain	(0.5)	(0.3)
Deferred taxes	(34.7)	1.4
Loss (gain) on sale of property and equipment, net	0.1	(4.9)
Receivables under securitization program	—	150.0
Working capital	(35.9)	(89.0)
Other	(0.3)	0.2
Net cash provided by operating activities	86.2	190.8
Investing activities
Capital expenditures	(40.7)	(40.0)
Acquisitions, net of cash	(294.8)	(183.3)
Proceeds from sale of property and equipment, net	0.3	4.0
Other	0.3	(0.1)
Net cash used in investing activities	(334.9)	(219.4)
Financing activities
Net change in short-term debt and revolving credit lines	71.9	(83.3)
Proceeds from long-term debt	330.0	0.5
Reductions of long-term debt	(100.0)	—
Dividends	(17.7)	(16.8)
Excess tax benefits from share based compensation	0.1	3.0
Treasury shares and stock options, net	(1.4)	5.9
Treasury share repurchases	(4.8)	—
Net cash provided by (used in) financing activities	278.1	(90.7)
Effect of exchange rate changes on cash	0.4	—
Change in cash and cash equivalents	29.8	(119.3)
Cash and cash equivalents
Beginning of period	88.4	144.0
End of period	$118.2	$24.7